Exhibit 99.1

Mace Announces Paolino Arbitration Decision

HORSHAM, Pa.--(BUSINESS WIRE)--May 5, 2010--Mace Security International, Inc. ("Mace" or the “Company”) (NASDAQ Global: MACE) announced that yesterday, May 4, 2010, an arbitration panel of the American Arbitration Association awarded Louis D. Paolino, the former Chief Executive Officer of the Company, the sum of $4,148,912 in connection with Mr. Paolino’s claims against the Company. As previously disclosed in the Company’s filings under the Securities Exchange Act of 1934, the Company and Mr. Paolino have been waiting for a decision in the Arbitration Proceeding, described in the Company’s Form 10-K for year ended 2009. The arbitration panel found that Mr. Paolino did not engage in willful misconduct, and was therefore entitled to a severance payment under his Employment Agreement upon his termination as Chief Executive Officer of the Company on May 20, 2008.

The award consists of $3,851,000, as the severance payment due under Mr. Paolino’s Employment Agreement, plus interest and a payment of $1,000 for Mr. Paolino’s defamation claim. The panel dismissed Mr. Paolino’s claim for additional stock options having the value of $322,606, but directed the Company to rescind the cancellation of 1,769,682 options which were cancelled by the Company upon Mr. Paolino’s termination. Mr. Paolino was given until July 10, 2010 to exercise these restored options. The panel also denied the Company’s counterclaim for conversion of its property by Mr. Paolino and held that there was no basis for imposition of punitive damages.

Dennis Raefield, the Company’s CEO and President, stated “We at Mace are obviously disappointed by the decisions of the Arbitrators. The Company is reviewing the Arbitration Award and is considering its options. The Company has the cash available to pay the Arbitration Award and continue its business. We are committed to making Mace profitable and a significant player in the security industry. Our efforts are beginning to show results. We continue to move out of non-core businesses and introduce new security products and services.”

About Mace

Mace Security International, Inc. is the manufacturer of personal defense and electronic surveillance products marketed under the famous brand name Mace®, and is an owner and operator of a wholesale central monitoring station. The Company also operates a Digital Media Marketing and e-commerce business. Mace’s web site is www.mace.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimate”, “projected”, “intend to” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties. A discussion of factors that could materially adversely affect the Company’s financial performance and cause actual results for future periods to differ materially from the statements expressed within this press release, are contained under the heading “Risk Factors” in Mace’s SEC filings, including its periodic reports on Form 10-K and Form 10-Q, which reports should be read in conjunction with this press release.

CONTACT:
Mace Security International, Inc.
Don Taylor, Vice President
954-449-1306
dtaylor@mace.com